Exhibit 99.1

                ResCare Reports Third Quarter Results;
                    Announces Financing Commitment

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Nov. 5, 2003--ResCare (NASDAQ/NM: RSCR), the nation's leading provider of services to persons with developmental and other disabilities and people with special needs, today announced results for the third quarter and nine months ended September 30, 2003.
    Ronald G. Geary, ResCare chairman, president and chief executive officer, said, "A difficult economic environment can test a company. At ResCare, management raised the bar to new levels to assure quality service while practicing intense fiscal discipline. Our success to date in 2003 proves that ResCare passed the test, due in large part to the sacrifices made by our employees and their commitment to the individuals they serve. The Company is reporting solid financial results and an excellent balance sheet with strong cash flow for the third quarter ended September 30, 2003. We are very pleased that, while we achieved this level of financial performance, we also delivered exceptional services to a growing number of individuals. We believe that this equation, balancing quality care and fiscal management, is clearly the right formula for success at ResCare."
    The Company also announced that it has received a commitment for a new $135 million senior secured credit facility, including a $100 million revolver and a $35 million term loan. The Company anticipates using existing cash, along with proceeds from the senior secured credit facility to repay existing subordinated indebtedness, including but not limited to $87 million of its convertible subordinated notes due December 2004. The Company's participation in the new credit facility and the early redemption of the convertible subordinated notes are subject to conditions that the Company expects to satisfy.
    In commenting on the financing, Mr. Geary said, "This anticipated senior credit facility will substantially strengthen the balance sheet of our company. Also, it better positions the Company to take full advantage of a gradually improving economy. In addition, the willingness of lenders to invest in ResCare, we believe, confirms our business plan and the strength of our franchise."
    For the third quarter ended September 30, 2003, net income was $3.2 million, or $0.13 per diluted share. Last year, diluted earnings per share was $0.15, which included $0.03 relating to a gain on the redemption of convertible notes. Revenues for the third quarter of 2003 were $240.5 million, up from $233.1 million in the year-earlier period. This was the 47th consecutive quarter of increased revenue over the prior year quarter.
    Mr. Geary continued, "Earnings per share for the third quarter of 2003 were reduced $0.01 as a result of a settlement with union employees to successfully resolve a 26-month contract dispute. We are gratified that we have resolved this dispute. We can now move forward together and concentrate on the best interests of the people we serve and the valuable employees who provide those services."
    For the nine months ended September 30, 2003, net income was $10.9 million, or $0.44 per diluted share, versus $9.8 million, or $0.40 per diluted share, for the nine months ended September 30, 2002. EBITDA for the nine months ended September 30, 2003, increased 4.4% to $44.4 million versus $42.5 million for the same nine-month period in 2002. Revenues for the nine months ended September 30, 2003, were $717.3 million, up from $685.9 million in the year-earlier period.
    Mr. Geary added, "We are pleased with the progress we are making. With 113 new homes opened to date in 2003, we are on track with our plan to add a total of 163 new homes in 2003. We are also very pleased with our outstanding cash flow this quarter. We have $95 million of cash on hand. Additionally, for the nine months, we had a $50.9 million positive cash flow from operations as compared with $15.8 million in 2002. During the past 28 years, we've learned how to navigate tough economic times. The good news is that we do sense a slowly improving economy, and we expect our company will ultimately benefit. The reimbursement environment at the state level is still challenging. However, given our longevity and the experience and dedication of our employees, we will persevere and succeed in this environment."
    A listen-only simulcast and replay of ResCare's third quarter conference call will be available on-line at www.rescare.com and www.fulldisclosure.com on November 6, 2003, beginning at 9:00 a.m. Eastern Time.
    ResCare, founded in 1974, offers services to some 32,000 people in 32 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational support to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, KY. More information about ResCare is available on the Company's web site at http://www.rescare.com.
    From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In our filings under the federal securities laws, including our annual, periodic and current reports, we identify important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in our filed reports.



                             RESCARE, INC.
                    Unaudited Financial Highlights
                 (In thousands, except per share data)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------  ------------------
                                 2003      2002      2003       2002
                               --------  --------  --------  --------
Income Statement Data:
Revenues                       $240,508  $233,121  $717,345  $685,902
Facility and program expenses   218,149   210,348   646,452   618,265
                               --------  --------  --------  --------
   Facility and
     program contribution        22,359    22,773    70,893    67,637

Operating expenses (income):
 Corporate general
  and administrative              8,314     9,264    26,794    26,487
 Depreciation and amortization    3,008     2,964     9,043     8,983
 Other income                       (72)   (1,071)     (307)   (1,373)
                               --------  --------  --------  --------
   Total operating expenses      11,250    11,157    35,530    34,097
                               --------  --------  --------  --------
Operating income                 11,109    11,616    35,363    33,540
Interest, net                     6,089     6,084    18,346    18,266
                               --------  --------  --------  --------
Income before income taxes        5,020     5,532    17,017    15,274
Income tax expense                1,807     1,846     6,126     5,499
                               --------  --------  --------  --------
   Net income                    $3,213    $3,686   $10,891    $9,775
                               ========  ========  ========  ========

Basic earnings per share          $0.13     $0.15     $0.45     $0.40
                               ========  ========  ========  ========
Diluted earnings per share        $0.13     $0.15     $0.44     $0.40
                               ========  ========  ========  ========

Weighted average number
 of common shares:
 Basic                           24,475    24,418    24,438    24,406
 Diluted                         25,006    24,464    24,629    24,614

EBITDA (1)                      $14,117   $14,580   $44,406   $42,523
EBITDAR (1)                      22,809    22,731    70,461    66,515

(1) EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent. EBITDA and EBITDAR should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America and the items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance. EBITDA is one of the measures used to determine the Company's compliance with certain covenants contained in its credit facility. The table below sets forth a reconciliation of net income to EBITDA and EBITDAR.

                               Three Months Ended   Nine Months Ended
                                 September 30,        September 30,
                               ------------------  ------------------
                                 2003      2002      2003      2002
                               --------  --------  --------  --------
Net income as reported           $3,213    $3,686   $10,891    $9,775
Add: Interest, net                6,089     6,084    18,346    18,266
     Depreciation
      and amortization            3,008     2,964     9,043     8,983
     Income tax expense           1,807     1,846     6,126     5,499
                               --------  --------  --------  --------
EBITDA                           14,117    14,580    44,406    42,523
Add: Facility rent                8,692     8,151    26,055    23,992
                               --------  --------  --------  --------
EBITDAR                         $22,809   $22,731   $70,461   $66,515
                               ========  ========  ========  ========


                             RESCARE, INC.
              Unaudited Financial Highlights (continued)
                            (In thousands)

                                         Sept. 30, June 30,  Dec. 31,
                                           2003      2003      2002
                                         --------  --------  --------
Balance Sheet Data:                                         (Audited)
                                ASSETS
Cash and cash equivalents                 $95,079   $73,605   $72,089
Accounts receivable, net                  129,416   129,051   124,609
Other current assets                       30,608    36,388    44,613
                                         --------  --------  --------
   Total current assets                   255,103   239,044   241,311
Property and equipment, net                63,149    63,856    61,668
Goodwill                                  229,041   228,836   218,256
Other assets                               23,167    23,422    25,377
                                         --------  --------  --------
                                         $570,460  $555,158  $546,612
                                         ========  ========  ========

                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                      $117,907   $98,696   $96,765
Other long-term liabilities                12,756    12,510    11,545
Long-term debt                            251,015   259,069   261,123
Shareholders' equity                      188,782   184,883   177,179
                                         --------  --------  --------
                                         $570,460  $555,158  $546,612
                                         ========  ========  ========

                                                   Nine Months Ended
                                                      September 30,
                                                     2003      2002
                                                   --------  --------
Cash Flow Data:
Net income                                          $10,891    $9,775
Adjustments to reconcile net income to cash
 provided by operating activities:
  Depreciation and amortization                       9,043     8,983
  Amortization of discount on notes                     204       353
  Deferred income taxes, net                            (83)    1,368
  Provision for losses on accounts receivable         5,803     3,685
  Loss from sale of assets                               67        88
  Gain on extinguishment of debt                       (306)   (1,280)
  Changes in operating assets and liabilities        25,290    (7,218)
                                                   --------  --------
    Cash provided by operating activities            50,909    15,754
                                                   --------  --------
Cash flows from investing activities:
 Purchases of property and equipment                (11,088)  (10,314)
 Acquisitions of businesses                          (9,402)     (272)
 Proceeds from sales of assets                          395       341
                                                   --------  --------
    Cash used in investing activities               (20,095)  (10,245)
                                                   --------  --------
Cash flows from financing activities:
 Net repayments of long-term debt                    (8,536)   (5,949)
 Proceeds received from exercise of stock options       712       219
                                                   --------  --------
    Cash used in financing activities                (7,824)   (5,730)
                                                   --------  --------
Increase (decrease) in cash and cash equivalents    $22,990     $(221)
                                                   ========  ========

    CONTACT: ResCare
             Nel Taylor, 502-394-2357